Exhibit 8.2

[Letterhead of Norton Rose Fulbright Canada LLP] August 24, 2018 Royal Bank of Canada 200 Bay Street Royal Bank Plaza Toronto, ON M5J 2J5

Dear Sirs/Mesdames:

We have acted as Canadian tax counsel to Royal Bank of Canada (RBC) in connection with the registration under the United States Securities Act of 1933 of its Senior Debt Securities, Subordinated Debt Securities and Common Shares.

We hereby confirm to you that the statements of Canadian tax law set forth under the heading “Canadian Taxation” on the Registration Statement filed on Form F-3 (the Registration Statement) for the Senior Debt Securities, Subordinated Debt Securities and Common Shares dated August 24, 2018, are our opinion, subject to the qualifications, limitations and assumptions set forth herein and in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Canadian Taxation” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours truly,

/s/ Norton Rose Fulbright Canada LLP

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.